Exhibit 99.1

05-27
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
800-321-7423

SOUTHERN UNION REPORTS SOLID 3Q EARNINGS OF $15 MILLION;
Investor Call & Webcast Scheduled for today at 2 P.M. ET

SCRANTON, Pa.--(BUSINESS WIRE)—November 9, 2005 —Southern Union Company (“Southern Union” or the “Company”) (NYSE: SUG) today reported net earnings available for common shareholders of $15.2 million ($.13 per diluted share, hereinafter referred to as “per share”) for its third quarter ended September 30, 2005, compared with a net loss of $11.5 million ($.14 loss per share) for the same period in 2004.

The increase in net earnings is attributable to improved results from the Company’s operations in interstate transportation and storage of natural gas as well as improved performance in its natural gas distribution segment. Southern Union’s transportation segment recorded earnings before interest and taxes (“EBIT”) of $68.1 million for the three-month period ended September 30, 2005, compared with $38.4 million for the same period in 2004. This improvement was primarily due to the inclusion for the full period in 2005 of the Company’s equity investment in CCE Holdings, LLC (“CCE Holdings”) which was made during the fourth quarter of 2004. Additionally, the Company’s wholly owned transportation and storage assets, operating as Panhandle Energy, generated $7.8 million of additional EBIT in the 2005 quarter as compared to the prior year due to increased reservation revenues combined with lower operating expenses. The Company’s distribution segment also posted improved results as compared to the prior year.

George L. Lindemann, Chairman of the Board, President & Chief Executive Officer of Southern Union, stated, “We are very pleased with the operating results of our business segments in the third quarter in spite of the hurricanes that affected several of our pipeline systems and our LNG terminal. We are fortunate that our employees made it through the storms without serious personal injury and that our facilities sustained only minor damage.”

Factors Impacting 3Q Performance Relative to Prior Year

•
During the third quarter of 2005, CCE Holdings contributed $21.9 million ($.13 per share) of earnings from unconsolidated investments. Southern Union did not own its investment in CCE Holdings in the prior year. Through CCE Holdings, a joint venture in which Southern Union acquired a 50% interest in November 2004, Southern Union operates the CrossCountry Energy pipelines which include the Transwestern Pipeline Company and the Florida Gas Transmission pipeline system.

•
For the quarter ended September 30, 2005, EBIT for the transportation and storage segment, excluding earnings from unconsolidated investments, increased $7.8 million ($.05 per share). A key contributor to the improved results was increased reservation revenue, up $6.7 million ($.04 per share), due to higher average rates and increases in capacity sold. In addition, the segment benefited from a $1.6 million ($.01 per share) net reduction in operating, maintenance and general expenses primarily associated with the workforce reduction and other synergies related to the integration of the CrossCountry Energy assets.

•
For the three months ended September 30, 2005, EBIT for the Company’s distribution segment increased by $15.2 million ($.09 per share) to a loss of $2.4 million. Essentially, all of the improvement was generated from the Missouri Gas Energy (“MGE”) operating division. The biggest components of the change were: an increase in net operating revenue of $4.3 million ($.03 per share) related to the increase in annual base revenues granted to MGE in October 2004; decreased operating expenses of $5.4 million ($.03 per share) including decreased pension costs of $5.2 million ($.03 per share) primarily related to the deferral of pension expense pursuant to MGE’s October 2004 rate case; and a decrease in taxes of $7.1 million due primarily to property tax refunds.

•
EBIT from Corporate operations decreased by $3.4 million ($.02 per share) year over year primarily due to a $3.8 million ($.03 per share) non-cash charge recorded upon the separation of two former Southern Union executives and increased outside accounting, consulting and legal fees related to Sarbanes Oxley 404 compliance, partially offset by decreased benefit costs.

Earnings Guidance

      Southern Union expects 2005 earnings to be in the range of $1.41 to $1.46 per share, consistent with prior guidance. This 2005 outlook includes estimated revenue loss and expenses related to the impact of Hurricanes Katrina and Rita which caused modest damage to some of the Company’s facilities on the Upper Gulf Coast late in this third quarter of 2005. Overall, the Company estimates that the revenue and expense impacts of the hurricanes will be in the range of $.06 to $.10 per share. Some of these impacts will be felt in 2006, such as delayed start ups of the LNG facility expansions as well as uncertainty surrounding the timing of reconnection of select producers to the Sea Robin pipeline. For 2006, Southern Union expects earnings per share to increase by approximately 10% over 2005 to the general range of $1.55 to $1.65 per share.

Commenting on the outlook for the Company, Mr. Lindemann said, “We are disappointed with the expected delays in our LNG expansion projects which are an important contributor to our 2006 growth. However, this is a short-term issue and we remain very enthusiastic about the many significant growth opportunities before us. Additionally, our Board is reviewing our dividend policy to consider eliminating our historical stock dividend and instituting a modest cash dividend in 2006.”

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its third quarter operating results in a quarterly report on Form 10-Q to be filed with the Securities and Exchange Commission today. The filing may be accessed through the Investors section of the Company’s web site at www.southernunionco.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern Time to discuss second quarter results, recent events and outlook. To access the call, dial 866-700-0133 (international callers dial 617-213-8831) and enter passcode 61275408. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 27457781.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.southernunionco.com or through CCBN’s individual investor center at www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company

Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes regions.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth certain selected financial information for the Company for the three and nine months ended September 30, 2005 and 2004.

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
($000's)	2005	2004	2005	2004

Net operating revenues, excluding D&A	$176,124	$164,595	$660,131	$645,230

Operating expenses:
Operating, maintenance and general	98,657	101,705	306,523	311,548
Depreciation and amortization	30,404	30,593	93,668	86,317
Taxes, other than on income and revenue	6,774	13,557	32,993	42,554
Total operating expenses	135,835	145,855	433,184	440,419
Operating Income	40,289	18,740	226,947	204,811
Interest	(33,184)	(30,618)	(100,185)	(91,886)
Earnings from unconsolidated investments	22,172	42	57,745	119
Other, net	(1,457)	381	(5,034)	1,552
Earnings (loss) before income taxes (benefit)	27,820	(11,455)	179,473	114,596
Federal and state income taxes (benefit)	8,230	(4,315)	52,012	42,426
Net earnings (loss)	19,590	(7,140)	127,461	72,170
Preferred stock dividends	(4,341)	(4,341)	(13,023)	(13,023)
Net earnings (loss) applicable to common shareholders	$15,249	$(11,481)	$114,438	$59,147

Weighted average diluted shares outstanding (000)	114,934	84,183	112,570	83,185

Operating cash flow before changes in working capital	45,671	32,954	239,075	218,073
Working capital changes	(101,285)	(111,679)	12,795	57,439
Net Cash flows (used in) provided by operating activities	(55,614)	(78,725)	251,870	275,512
Net Cash flows (used in) investing activities	(74,538)	(78,210)	(212,250)	(193,785)
Net Cash flows provided by (used in) financing activities	130,177	164,336	(69,037)	(75,165)

	September 30,	June 30,	December 31,
	2005	2005	2004

Long Term Debt	2,049,300	2,177,361	2,070,353
Short Term Debt & Notes Payable	399,648	152,898	788,650
Preferred Stock	230,000	230,000	230,000
Common Equity	1,733,231	1,703,039	1,267,557
Total Capitalization	4,012,531	4,110,400	3,567,910

The following table sets forth certain selected financial information for the Company’s segments and a reconciliation of EBIT to net earnings (loss) for the three and nine months ended September 30, 2005 and 2004.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues from external customers:
Distribution	$137,000	$124,021	$960,953	$936,575
Transportation and Storage	115,945	109,264	361,766	355,684
Total segment operating revenues	252,945	233,285	1,322,719	1,292,259
All Other	2,102	1,237	5,049	3,630
Total consolidated operating revenues	$255,047	$234,522	$1,327,768	$1,295,889

Depreciation and amortization:
Distribution	$15,671	$15,071	$47,433	$43,409
Transportation and Storage (1)	15,145	15,178	45,537	42,009
Total segment depreciation and amortization	30,816	30,249	92,970	85,418
All Other	148	150	453	432
Corporate	(560)	194	245	467
Total consolidated depreciation and amortization	$30,404	$30,593	$93,668	$86,317

Segment performance:
Distribution EBIT	$(2,359)	$(17,599)	$81,360	$69,249
Transportation and Storage EBIT	68,097	38,417	207,974	141,868
Total segment EBIT	65,738	20,818	289,334	211,117
All Other	786	507	1,885	(849)
Corporate	(5,520)	(2,162)	(11,561)	(3,786)
Interest	(33,184)	(30,618)	(100,185)	(91,886)
Federal and state income taxes	(8,230)	4,315	(52,012)	(42,426)
Net earnings (loss)	$19,590	$(7,140)	$127,461	$72,170

(1)
Depreciation and amortization reflected herein for the nine months ended September 30, 2004 is $3,193,000 less than that reported by Panhandle Energy in its separate SEC filing for the same period. The outside appraisals for the Panhandle Energy assets acquired and liabilities assumed were finalized after Southern Union had filed its Form 10-Q for the quarter ended December 31, 2003, but prior to Panhandle Energy filing its Form 10-K for the year ended December 31, 2003. Panhandle Energy was able to reflect depreciation and amortization expense consistent with the final outside appraisals as of December 31, 2003, which Southern Union recognized during the quarter ended March 31, 2004..

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments. The Company defines EBIT as net earnings (loss) available for common shareholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock. EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies. Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

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